UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE PERFORMANCE WARRANTS REPRESENTED BY THIS AGREEMENT SHALL NOT TRADE THE PERFORMANCE WARRANTS OR THE UNDERLYING SECURITIES BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF: (I) APRIL , 2010; AND (II) THE DATE THAT THE CORPORATION BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

SUBJECT TO SECTION 4 HEREOF, THIS WARRANT CERTIFICATE IS VOID IF NOT EXERCISED ON OR BEFORE 4:30 P.M. (CALGARY TIME) ON APRIL , 2015.

PERFORMANCE WARRANT CERTIFICATE

ZODIAC EXPLORATION CORP.
(Incorporated under the Business Corporations Act (Alberta))

PERFORMANCE WARRANT CERTIFICATE NO. PW-«PW»	PERFORMANCE WARRANTS

THIS IS TO CERTIFY THAT FOR VALUE RECEIVED

«Holder»

(the "Holder") is the registered holder of () performance warrants (the "Warrants"), each Warrant evidencing a right issued by Zodiac Exploration Corp. (the "Corporation") to the Holder to subscribe for and purchase one fully paid and non-assessable common share in the capital of the Corporation, in the manner and subject to the restrictions and adjustments and upon the terms and conditions set forth in the "Terms and Conditions of Performance Warrants of Zodiac Exploration Corp." attached hereto and forming a part hereof.

IN WITNESS WHEREOF the Corporation has caused this certificate to be signed by a duly authorized officer effective as of April , 2010.

ZODIAC EXPLORATION CORP.
Per:
[Name] [Title]

(See terms and conditions attached hereto.)

Zodiac Exploration Corp. Performance Warrant Certificate	Page 2

TERMS AND CONDITIONS OF PERFORMANCE WARRANTS OF

ZODIAC EXPLORATION CORP.

1.                   Definitions

The following terms shall have the following meanings:

"Blackout Expiry Term" has the meaning ascribed thereto in section 7;

"Blackout Period" means a period of time during which the holder cannot exercise a Warrant, or sell Common Shares, due to applicable policies of the Corporation in respect of insider trading;

"Board" means the board of directors of the Corporation;

"Board Lot" means a board lot of Common Shares as determined by the policies of the Exchange;

"Change of Control" means, other than in the case of an Initial Liquidity Event:

(a)	the purchase or acquisition of any Voting Shares or Convertible Securities by a holder which results in such holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by such holder, the holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 50% of the votes attaching to all Voting Shares, but excluding any issue or sale of Voting Shares of the Corporation to an investment dealer or group of investment dealers as underwriters or agents for distribution to the public either by way of prospectus or private placement; or
(b)	the approval by the Shareholders of an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation which requires approval of the Shareholders pursuant to its statute of incorporation and pursuant to which the Shareholders immediately thereafter do not own shares of the successor or continuing corporation, which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation, which may be cast to elect directors of that corporation; or
(c)	the election at a meeting of the Shareholders of that number of persons which would represent a majority of the Board, as directors of the Corporation who are not included in the slate for election as directors proposed to the Shareholders by the Corporation; or
(d)	approval by the Shareholders of the liquidation, dissolution or winding-up of the Corporation; or
(e)	approval by the Shareholders of the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or
(f)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (a), (b), (c), (d) and (e) referred to above; or
(g)	a determination by the Board that there has been a change, whether by way of a change in the holding of the Voting Shares of the Corporation, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation;

"Common Shares" means the common shares in the capital of the Corporation;

Zodiac Exploration Corp. Performance Warrant Certificate	Page 3

"Convertible Securities" means any securities convertible or exchangeable into Voting Shares or carrying the right or obligation to acquire Voting Shares;

"Current Market Price" means, as at any date when the Current Market Price is to be determined, the Weighted Average Price. In the event Common Shares are not traded on an Exchange, the Current Market Price thereof shall be as determined by the Board of Directors after giving due consideration to the price and timing of prior issues of Common Shares and the current net asset value of the Corporation;

"Exchange" means a Recognized Exchange on which the Common Shares are listed and posted for trading;

"Exchange Rate" has the meaning ascribed to such term in section 19.1;

"Exercise Price" has the meaning ascribed to such term in section 5;

"Expiry Time" has the meaning ascribed to such term in section 4(a);

"Initial Liquidity Event" means the Corporation's initial liquidity transaction in one or more of the following forms:

(a)	an amalgamation, arrangement, merger, takeover, reverse takeover, reorganization or other similar transaction of the Corporation with or into any other body corporate, trust, partnership or other entity (provided that the other body corporate, trust, partnership or other entity is not an affiliate or subsidiary of the Corporation) whereby all of the issued and outstanding Common Shares are sold, transferred or exchanged for cash and/or securities ("Free Trading Securities"), that are listed on a Recognized Exchange and that are not subject to any restricted period or hold period under applicable securities laws in Canada or other jurisdiction (other than in respect of resales by insiders or control persons), or which results in all of the Common Shares (or the securities of a successor issuer) being listed on a Recognized Exchange and being Free Trading Securities (other than in respect of resales by insiders or control person), immediately following such event; or
(b)	an Initial Public Offering; or
(c)	any combination of the events or circumstances described in subsections (a) or (b) above, such that all of the Common Shares shall be subject to one or more of subsections (a) or (b) above;

"Initial Liquidity Price" means the price per Common Share (or the deemed price per Common Share in the case where securities of the Corporation are issued that are convertible into Common Shares or include Common Shares) received in any financing that occurs contemporaneously with an Initial Liquidity Event or in the event that there is no contemporaneous financing, the Weighted Average Price per Common Share calculated on the twenty-first Trading Day following the day that the Common Shares are listed and posted for trading on a Recognized Exchange;

"Initial Public Offering" means the sale by the Corporation of Common Shares or other securities to members of the public whereby the Common Shares sold are listed for trading on a Recognized Exchange and the Corporation becomes, if it is not already, a reporting issuer (as that term or its equivalent is defined in applicable securities legislation) in a jurisdiction of Canada;

"Non-Resident or Public Holders" means non-residents of Canada or public corporations (other than prescribed venture capital corporations) within the meaning, and for the purposes, of the Income Tax Act (Canada);

"Recognized Exchange" means the TSX Venture Exchange, the Toronto Stock Exchange, the New York Stock Exchange, the American Stock Exchange, NASDAQ, the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange or such other major stock exchange as the Board may approve from time to time;

Zodiac Exploration Corp. Performance Warrant Certificate	Page 4

"Shareholder" means a holder of record of one or more Common Shares;

"Service Provider" means:

(i)	a director, officer or employee of the Corporation or of any of its subsidiaries;
(ii)	any person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation; and
(iii)	any person designated as such in writing by the Corporation;

"Total Trading Value" means the aggregate volume of Board Lots traded on the Exchange on a Trading Day multiplied by the sale price for each respective Board Lot so traded;

"Trading Day" means a day on which the Exchange is open for the transaction of business;

"Vesting Event" means a vesting event as set forth in section 6 hereof;

"Voting Shares" means any securities of the Corporation ordinarily carrying the right to vote at elections of directors;

"Weighted Average Period" means, at any particular date, the previous 20 consecutive Trading Days immediately preceding the date in question, which period shall, for clarity, end on, and shall include, the Trading Day immediately prior to the date in question; and

"Weighted Average Price" means the sum of the Total Trading Values during each Trading Day of the Weighted Average Period divided by the aggregate volume of Board Lot trades during the Weighted Average Period.

2.                   Shares to be Acquired

Each Warrant evidences a right of the Holder to subscribe for and purchase one fully paid and non-assessable Common Share, subject to adjustment in accordance with Section 19 hereof.

3.                   Eligibility

Warrants may only be granted to Service Providers of the Corporation.

4.                   Expiry Time

(a)	The rights granted hereunder to purchase Common Shares shall be exercised (subject to earlier expiry in accordance with subsection 4(b)) at or before April , 2015 (the "Expiry Time"), after which time, subject to subsection 4(c), all rights conferred hereunder shall be void and of no further value.
(b)	The rights granted hereunder to purchase Common Shares shall, subject to subsection 4(c), expire and be void and of no further value:
(i)	upon the death of the Holder, unless the Holder was a Service Provider for at least one year following the date of grant of the Warrants in question, in which case the Warrants shall terminate on the date that is twelve months following the date of death of the Holder; and
(ii)	if the Holder ceases to be Service Provider other than in the case of death of the Holder, the Warrants shall terminate on the earlier of the expiry date of the Warrants and the expiry of the period of 90 days following the date that the Holder ceases to be a Service Provider; provided, in either case, that the number of Common Shares that the Holder (or his heirs or successors) shall be entitled to purchase until the applicable Expiry Date shall be the number of Common Shares which the Holder was entitled to purchase prior to the happening of any of the events specified in subsection 4(b)(i) and 4(b)(ii).

Zodiac Exploration Corp. Performance Warrant Certificate	Page 5

(c)	Notwithstanding anything else contained herein, if the expiration date for a Warrant occurs during a Blackout Period, or within 10 business days after the expiry of a Blackout Period, then the expiration date for that Warrant shall be the date that is the 10th business day after the expiry date of the Blackout Period (the "Blackout Expiry Term").

5.                   Exercise Price

Subject to adjustment as provided in section 19, the exercise price for each series shall be $0.30 per Common Share, payable in lawful money of Canada (the "Exercise Price").

6.                   Vesting of Exercise Rights

The Warrants evidenced hereby shall vest, and shall only vest and be exercisable in the following allocations as set forth the opposite Vesting Event in the table below:

Vesting Event	Percent of Warrants Issued Hereunder that shall Vest
Date of the Initial Liquidity Event:	25%
Date on which the Weighted Average Price equals:
1.33X the Initial Liquidity Price	25%
1.66X the Initial Liquidity Price	25%
2.0X the Initial Liquidity Price	25%

For greater certainty, once the applicable Weighted Average Price target is met for each specified Vesting Event, the Warrants shall vest and shall be exercisable by the Holder at any time and from time to time until the Expiry Time, notwithstanding that the Weighted Average Price may thereafter decrease.

Notwithstanding the foregoing, all Warrants shall vest and be immediately exercisable upon a Change of Control. For greater certainty, the acceleration or shortening of time periods shall in the case of a Change of Control, not be accelerated or shortened to a date that is any earlier than the business day immediately prior to the completion of the event constituting the Change of Control, provided that, if the Change of Control is the approval of the Shareholders of a matter contemplated in subparagraphs (b), (d), (e) or, as applicable, (f) of the definition of "Change of Control" herein, such acceleration or shortening of time periods shall not be accelerated or shortened to a date that is any earlier than the business day immediately prior to the closing of the transaction so approved by the Shareholders. If the transaction so approved by the Shareholders is not closed within 90 days from the date of such approval, then, at the discretion of the Board as indicated by notice delivered to the Holder, any Common Shares so purchased by the Holder as a result of such early vesting shall be and shall be deemed to be cancelled and returned to the treasury of the Corporation, and shall be added back to the number of Common Shares, if any, remaining unexercised under this certificate (and shall thus be available for exercise in accordance with the terms thereof) and upon presentation of the Corporation of share certificates representing such Common Shares properly endorsed for transfer back to the Corporation, the Corporation shall refund to the Holder all consideration paid by him or her in the initial purchase thereof.

7.                   Exercise and Payment

Subject to section 8, the rights granted hereunder may be exercised by the Holder by completing an exercise form in the form attached as Schedule A hereto and delivering same to the address specified in the exercise form (or to such other address specified by the Corporation in writing), together with this certificate and the Exercise Price of the Common Shares subscribed for. The Exercise Price is payable by cash, cheque, certified cheque, bankers' draft, wire transfer or such other manner of payment acceptable to the Corporation.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 6

8.                   Cashless Exercise

Notwithstanding anything else contained herein, upon the occurrence of a Change of Control, the Holder may elect to surrender, in whole or in part, his or her rights under any Warrant by written notice given to the Corporation stating that such Holder wishes to surrender his or her Warrant in exchange for a payment by the Corporation of a cash amount per Warrant equal to the difference (if positive) between the Current Market Price and the exercise price of the Warrant. The Board has the sole discretion to consent to or disapprove of the election of the Holder to receive cash pursuant to this section 8. If the Board disapproves of the election, the Holder may (i) exercise the Warrant under section 7 (read without reference to section 8) or (ii) retract the request to exercise such Warrant.

9.                   Share Certificate

Upon the exercise of Warrants in accordance with the terms hereof, the Corporation will cause to be issued to the Holder the Common Shares subscribed for, which Common Shares so subscribed for shall be issued as fully paid and non-assessable shares of the Corporation, free from all liens, charges and encumbrances, and the Holder shall be deemed upon presentation and payment as set out in section 7 or, subject to the approval of the Corporation, and upon presentation of the written notice in accordance with section 8 to be the holder of record of such Common Shares. Within five business days of compliance with the conditions set out in section 7 or, subject to the approval of the Corporation, section 8, the Corporation will (to the extent appropriate) cause to be mailed or delivered to the Holder at the address specified in the exercise form a certificate or certificates evidencing the number of Common Shares to be received upon the applicable exercise.

10.                Exercise in Whole or in Part

The Warrants represented by this certificate may be exercised or surrendered in whole or in part and, if exercised or surrendered in part, the Corporation shall, at the request of the Holder, issue another certificate evidencing the remaining Warrants.

11.                No Rights of Shareholder Until Exercise

The Holder, as a holder of Warrants, shall have no rights whatsoever as a Shareholder (including any right to receive dividends or any other distribution to Shareholders or to vote at any meeting of the Shareholders), other than with respect to Common Shares which the Holder otherwise owns or in respect of which the Holder shall have exercised its right to purchase hereunder and for which the Holder shall have actually paid.

12.                No Fractional Common Shares

No fractional Common Shares will be issued on exercise of Warrants, nor shall any compensation be made for such fractional shares, if any.

13.                No Transfer of Warrants

Except in the event of the death of the Holder and a transfer to the estate of the Holder, the Warrants shall be non‑transferable. Upon, any purported transfer or assignment being made in contravention of the terms hereof, this Warrant shall become null and void and of no further force or effect.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 7

14.                Substitution for Lost Warrants

If this certificate becomes mutilated, lost, destroyed or stolen:

(a)	the Corporation shall, subject to 14(b) below, issue and deliver a new certificate of like date and tenure as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen certificate; and
(b)	the Holder shall bear the cost of the issue of a new certificate hereunder and, in the case of the loss, destruction or theft of the certificate, shall, as a condition precedent to the issuance of a new certificate, furnish to the Corporation such evidence of loss, destruction or theft as shall be satisfactory to the Corporation in its discretion and, if required by the Corporation, an indemnity in an amount and form satisfactory to the Corporation, in its discretion, and shall pay the reasonable charges of the Corporation in connection therewith.

15.                Covenants by the Corporation

The Corporation hereby covenants and agrees as follows:

(a)	all Common Shares issued upon exercise of the right to purchase provided for herein shall, upon payment of the Exercise Price therefor or in accordance with Section 8, be issued as fully paid and non-assessable common shares of the Corporation; and
(b)	it will make all requisite filings under applicable securities legislation in connection with the issuance of Common Shares upon exercise of Warrants.

16.                Representations and Warranties of the Corporation

The Corporation hereby represents and warrants that:

(a)	it is duly authorized and has all necessary corporate power and authority to create and issue the Warrants evidenced hereby and the Common Shares issuable upon the exercise of the Warrants;
(b)	this certificate has been duly executed and the Warrants evidenced hereby represent valid, legal and binding obligations of the Corporation enforceable in accordance with their terms, and the Corporation has the power and authority to issue this certificate and to perform each of its obligations as herein contained; and
(c)	the execution and delivery of this certificate by the Corporation are not, and the issuance of the Common Shares upon exercise of the Warrants in accordance with the terms hereof will not be, inconsistent with the Corporation's articles or by-laws, and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Corporation is a party or by which it is bound.

17.                Reorganization

In the event of an amalgamation, arrangement, reverse takeover, merger or other business combination involving the Corporation and any other body corporate, trust, partnership or other entity, and provided that the holder has not exercised its right of acquisition under this certificate prior to the effective date of such amalgamation, arrangement, reverse takeover, merger or other business combination, upon the exercise of such right thereafter, shall be entitled, to the extent possible, to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, the number of shares of the Corporation or of the body corporate, trust, partnership or other entity resulting from such amalgamation, arrangement, reverse takeover, merger or other business combination, that such holder would have been entitled to receive on such amalgamation, arrangement, reverse takeover, merger or other business combination, if, on the record date or the effective date thereof, as the case may be, the holder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon the exercise of the Warrants.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 8

If determined appropriate by the Corporation to give effect to or to evidence the provisions of this section 17, the Corporation, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such amalgamation, arrangement, reverse takeover, merger or other business combination, enter into a certificate which shall provide, to the extent possible, for the application of the provisions set forth in this certificate with respect to the rights and interests thereafter of the holders to the end that the provisions set forth in this certificate shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares to which a holder is entitled on the exercise of its acquisition rights thereafter. Any certificate entered into between the Corporation, any successor to the Corporation or such purchasing body corporate, partnership, trust or other entity and the holder shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in section 19 and which shall apply to successive amalgamations, arrangements, reverse takeovers, mergers or other business combinations as contemplated in this section 17.

18.                No Obligation of Holder

The Holder shall have no obligation to the Corporation to exercise the Warrants.

19.                Adjustments

19.1 Adjustment Events

The number of Common Shares obtainable for each Warrant (the "Exchange Rate") and the Exercise Price shall be adjusted from time to time as set forth below.

(a)	If and whenever the Corporation:
(i)	subdivides (or redivides or changes) the outstanding Common Shares into a greater number of shares; or
(ii)	consolidates (or reduces or combines) the Common Shares into a lesser number of shares; or
(iii)	issues Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of stock dividend or other distribution,

the Exercise Price shall be adjusted to equal the price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction of which the numerator shall be the total number of Common Shares outstanding immediately prior to such event and the denominator shall be the total number of Common Shares outstanding immediately after such event. Upon any adjustment of the Exercise Price pursuant to this section 19.1(a), the Exchange Rate shall be adjusted by multiplying the number of Common Shares which were theretofore obtainable on the exercise of a Warrant by a fraction of which the numerator shall be the total number of Common Shares outstanding immediately after such event and the denominator shall be the total number of Common Shares outstanding immediately prior to such event.

(b)	If and whenever there is a Change of Control of the Corporation, then, upon the exercise of Warrants thereafter, the Holder shall be entitled to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, the kind and amount of securities or property which the Holder would have been entitled to receive as a result of such event if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares sought to be acquired by it, provided that the aggregate Exercise Price (assuming the exercise of all of the Warrants) shall be neither increased nor decreased.
(c)	The adjustments provided for in this section 19.1 are cumulative, and shall apply (without duplication) to successive events resulting in any adjustments under the provisions of this section 19.1.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 9
(d)	If the Corporation shall take any action affecting the Common Shares or the holders thereof, and, in the opinion of the Board, acting reasonably, the adjustment provisions of this section 19 are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the Holder or the Corporation in accordance with the intent and purposes hereof, the provisions of this section 19 shall be adjusted in such manner, if any, and at such time, as the Board in its discretion may reasonably determine to be equitable to the Holder and the Corporation in such circumstances provided that such adjustment be subject to the approval of the Exchange. Failure of the taking of action by the Board (including the passing of a resolution) so as to provide for an adjustment prior to the effective date of any action by the Corporation affecting the Common Shares or the holders thereof shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances.

19.2 Entitlement to Common Shares on Exercise of Warrant

All shares of any class or other securities which the Holder is at the time in question entitled to receive on the exercise of the Warrants, whether or not as a result of adjustments made pursuant to this section 19, shall, for the purposes of the interpretation of this certificate, be deemed to be Common Shares which the Holder is entitled to acquire pursuant to this certificate.

20.                Amendments

The Board may at any time alter, amend or revise the terms and conditions of the Warrants; provided that any alteration, amendment or revision that may be considered to be adverse to the holders of Warrants may only be made with the consent of holders representing two-thirds of the outstanding Warrants; provided that, if such consent is obtained, then each holder of Warrants shall be bound by such alteration, amendment or revision.

21.                Governing Law

This certificate shall be governed by the laws of the Province of Alberta and the federal laws of Canada in force in the Province of Alberta and the Corporation and the Holder hereby irrevocably attorn to the jurisdiction of the courts of the Province of Alberta in respect of any action or proceeding arising out of or relating to the matters contemplated herein.

22.                Miscellaneous Interpretation Matters

(a)	The division of this certificate into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.
(b)	Unless otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(c)	The term "business day" means a day which is not a Saturday or Sunday or any other day when banks in the City of Calgary, Alberta are not generally open for business and, if any period expires or any day on which any action is to be taken under this certificate falls on a day which is not a business day, it shall be deemed to refer to the next business day.

23.                Severability

If any covenant or provision herein or any portion hereof is determined to be void, unenforceable or prohibited by the law of any province or the local requirements of any provincial or federal government authority, such shall not be deemed to affect or impair the validity of any other covenant or provision herein or a portion thereof, as the case may be, nor the validity of such covenant or provision or a portion thereof, as the case may be, in any other jurisdiction.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 10

24.                Notices

(a)	Any notice or other communication which must be given or sent under this certificate shall be given in writing and in accordance with the notice provisions contained in the subscription agreement made between the Corporation and the original Holder hereof.
(b)	A party may, at any time, change its named recipient, address or facsimile number for the purposes of service by written notice to the other party hereto.
(c)	In the event of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.

25.                Enurement

This certificate and all of its provisions shall enure to the benefit of the Holder and its successors or personal representatives and shall be binding upon the Corporation, its successors and permitted assigns.

26.                Time

Time shall be of the essence hereof.

Zodiac Exploration Corp. Performance Warrant Certificate	Page 11

SCHEDULE A

EXERCISE FORM

TO: ZODIAC EXPLORATION CORP.

Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrant Certificate delivered herewith.

The undersigned hereby irrevocably exercises the right to acquire ______________________________ Common Shares in accordance with and subject to the provisions of the accompanying Warrant Certificate and encloses or delivers herewith payment in the amount of $_____________________, representing the aggregate Exercise Price for ____________________Warrants.

The undersigned hereby represents and warrants to the Corporation that __________________ [all / none / insert number] of the Common Shares to be acquired pursuant to this exercise will be considered to be held by Non‑Resident or Public Holders upon such acquisition.

The Common Shares are to be issued as follows:

Name:
(print clearly)

Address for registration:

Address for delivery (if different from above):

DATED as of , ______.

(signature of Holder)

print full name

print full address

Instructions:

1.                   The Holder may exercise its right to receive Common Shares by completing this form and surrendering this form and the accompanying Warrant Certificate to the Corporation, Suite 200, 239 - 10th Avenue S.E., Calgary, Alberta, T2G 0V9, Attention: Randy Neely. The rights of the Holder cease if the Warrants are not exercised prior to the time and date specified in the Warrant Certificate.

2.                   If this exercise form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the Warrant Certificate must, upon the request of the Corporation, be accompanied by evidence of authority to sign satisfactory to the Corporation.